Exhibit 99

                   LifePoint Hospitals Announces 2004 Guidance

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--Jan. 7, 2004--LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that it expects to report earnings per share for full year 2004 in the range of $1.86 to $1.91 in earnings per share. The guidance does not include any estimate for 2004 acquisitions.
    Kenneth C. Donahey, chairman and chief executive officer of LifePoint Hospitals, said, "We are excited about our prospects for growth in 2004. Our physician recruiting results are the strongest they have been in the history of the Company. Our prior acquisitions are being integrated and will contribute to our bottom line. In addition, we are realizing the expected returns on our capital expenditure projects. We expect net revenues to increase by 8.0% to 9.0% and EBITDA margins to increase by 50 to 100 basis points. In addition, we believe interest expense for 2004 will be approximately $13.3 million and depreciation and amortization will be approximately $51 million, with ESOP expense calculated at an estimated average price of $35 per share and taxes at approximately 40.4%. Our estimate of cash flows from operations for the year is between $133.0 million and $140.0 million with capital expenditures estimated to be approximately $88.0 million.
    "On a quarterly basis, we estimate first quarter 2004 earnings per share to be in the range of $0.46 to $0.47, second quarter to be in the range of $0.44 to $0.46, third quarter to be in the range of $0.44 to $0.45, and fourth quarter earnings per share to be in the range of $0.52 to $0.53. This guidance takes into account the positive effect of the recently passed Medicare Drug Prescription Bill. We are extremely pleased and appreciative of the Senators and Congressmen who supported President Bush on this much needed reform."
    LifePoint Hospitals, Inc. operates 29 hospitals in non-urban communities. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 9,000 employees.
    This release includes forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine our future results are beyond our ability to control or predict with accuracy. These statements are subject to various risks and uncertainties, including, without limitation, (i) reduction in payments to healthcare providers by government and commercial third party payors, as well as cost-containment efforts of insurers and other payors; (ii) the possibility of adverse changes in, and requirements of, applicable laws, regulations, policies and procedures, including those required by our corporate integrity agreement; (iii) our ability to manage healthcare risks and the lack of state and federal tort reform; (iv) uncertainty associated with compliance with HIPAA regulations; (v) our ability to enter into and renew payor arrangements on acceptable terms; (vi) our ability to maintain and increase patient volumes and control costs; (vii) the availability, cost and terms of insurance coverage; (viii) the highly competitive nature of the healthcare business, including the competition to recruit and retain physicians; (ix) the ability to attract and retain qualified management and personnel; (x) the geographic concentration of our operations; (xi) our ability to acquire hospitals on favorable terms and to complete budgeted capital improvements successfully; (xii) our ability to integrate newly acquired facilities successfully; (xiii) the availability and terms of capital to fund our business strategy; (xiv) changes in our liquidity or indebtedness; (xv) the potential adverse impact of government investigations and litigation involving the business practices of healthcare providers; (xvi) successful development or license of software and management information systems; (xvii) changes in generally accepted accounting principles or practices; (xviii) volatility in the market value of our common stock; (xix) changes in general economic conditions and changes in the manner in which employers provide healthcare coverage to their employees; (xx) our reliance on information technology systems maintained by HCA; and
(xxi) those risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission. Therefore, our future results may differ materially from those described in this release. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
    It is the Company's policy not to update its guidance during a quarter. Whenever the Company discloses material information that has not been previously disclosed, it will do so in a manner that ensures general public disclosure in compliance with Regulation FD such as public filings, press releases, webcasts and conference calls.
    All references to "Company" and "LifePoint" as used throughout this release refer to LifePoint Hospitals, Inc. and its affiliates.


    CONTACT: LifePoint Hospitals Inc., Brentwood
             Michael J. Culotta, 615-372-8512